  EXHIBIT 23.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

JAAG Enterprises Ltd:

We consent to the use in this Registration Statement Form S-1 of   JAAG Enterprises Ltd of our reports dated October 11, 2022, with respect to the consolidated financial statements of JAAG Enterprises Ltd for the period ended June 30, 2022, which appears in such Registration Statement. We also consent to the reference to our firm under the heading “Expert” in such Registration Statement.

Centurion ZD CPA & Co.
Certified Public Accountants

Hong Kong, October 19, 2022